Exhibit A

Joint Filing Agreement

The undersigned agree to jointly file a Schedule 13D/A relating to their beneficial ownership of the Common Stock of Professional Diversity Network, Inc.

WHITE WINSTON SELECT ASSET FUNDS, LLC

By: /s/ Todd M. Enright
Todd M. Enright
Partner

June 27, 2017

Todd M. Enright

/s/ Todd M. Enright

June 27, 2017

Mark Blundell

/s/ Mark Blundell

June 27, 2017

Donald Feagan

/s/ Donald Feagan

June 27, 2017